Exhibit 10.2

January 24, 2012

William J. Lansing

22 Starwood Drive

Woodside, CA 94062

Dear Will:

This letter agreement (the “Agreement”) confirms our discussions regarding our offer for you to join Fair Isaac Corporation (the “Company”) as President and Chief Executive Officer of the Company, effective January 27, 2012, and sets out the terms and conditions of your employment with the Company, as follows:

Title:	During the Term, you will serve as the Company’s President and Chief Executive Officer and the Nominating Committee of the Board of Directors of the Company (the “Board”) will nominate you annually to serve as a member of the Board.

Term:	The term of your employment as President and Chief Executive Officer of the Company under the terms and conditions of this Agreement shall be for a period commencing on January 27, 2012 and ending on January 26, 2017 (the “Initial Term”), unless earlier terminated by either party as provided in this Agreement. Following the Initial Term, your employment with the Company under the terms and conditions of this Agreement shall automatically be renewed for successive one year periods (each a “Renewal Term”) on January 27 of each year, unless terminated by either party on at least one hundred and eighty (180) days’ written notice to the other party prior to the end of the Initial Term or any Renewal Term thereof. The period of your employment with the Company under the terms and conditions of this Agreement (including during the Initial Term and any Renewal Term) is referred to as the “Term.”

Responsibilities:

During your employment with the Company as President and Chief Executive Officer, you will report directly to the Board and will be responsible for the overall operations and direction of the Company. You agree to serve the Company faithfully and to the best of your ability, and to devote your full working time, attention and efforts to the business of the Company. You may participate in charitable activities and personal investment activities to a reasonable extent, and you may serve as a director of business and civic organizations (and retain compensation from same) as approved by the Board so long as such activities and directorships do not interfere with the performance of your duties and responsibilities to the Company. In this regard, the Board approves your current directorships listed on Exhibit A attached hereto; provided, however, that you must re-seek approval from the Board for your continued service as a director of any of the companies listed on Exhibit A if any such company becomes listed or traded on a national securities exchange or publicly traded in the over-the-counter market and provided further that the Board retains its right to revoke its approval of these directorships if such involvement interferes with the performance of your duties and responsibilities to the Company.

Representation:	By accepting your employment with the Company under this Agreement and signing below, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as President and Chief Executive Officer.

Base Salary:	During the Term, you will be paid a base salary at the rate of $675,000.00 per year for services performed, in accordance with the regular payroll practices of the Company with annual review by the Compensation Committee of the Board (the “Committee”). Your performance and base salary will be reviewed by the Committee annually during the first quarter of each fiscal year and may be adjusted upward from time to time in the discretion of the Committee, but will not be reduced during the Term. After any such increase, the reference to base salary in this Agreement shall mean such increased amount.

Incentive Bonus:	You will participate in the Company’s Management Incentive Plan, as may be amended by the Committee from time to time (the “MIP”). Under the MIP, for each full fiscal year of the Company that you are employed during the Term, you will be eligible for an annual incentive award opportunity payable from 0% to 200%, with a target award equal to 100%, of your annual base salary at the rate in effect at the end of such fiscal year, pursuant to the terms and conditions established by the Committee from time to time. For the Company’s fiscal year 2012, your annual incentive award under the MIP may be prorated based on partial year performance and achievement of objectives established under the MIP for such fiscal year; provided you are guaranteed to receive an annual incentive award under the MIP for the Company’s fiscal year 2012 of no less than $450,000.00, less applicable taxes, provided you remain actively employed by the Company as of the regular annual payout date for incentive bonuses under the MIP for the Company’s fiscal year 2012. Objectives will be established during the first quarter of the fiscal year. Any annual incentive bonus earned for a fiscal year will be paid to you by December 31 of the calendar year in which such fiscal year ends.

Annual Equity:	For each fiscal year of the Company that you are employed during the Term (other than fiscal year 2012), you will be eligible for an annual equity grant based on achievement of objectives established by the Committee, and on such other terms established by the Committee. In accordance with the policies and practices of the Company, some or all of such annual equity grant may be in the form of restricted stock units, performance share units, or other equity that is an economic equivalent to an option award. Such equivalency will be determined by the Company in its sole discretion.

Initial Equity:	The Company shall grant to you, on January 27, 2012, or, if later, your start date (the “Date of Grant”), a non-statutory stock option to purchase 150,000 shares of the common stock of the Company (the “Option”). The Option will have an exercise price equal to the closing sale price of a share of common stock on the Date of Grant, will be subject to four-year ratable vesting (except for such earlier vesting as otherwise provided in the Management Agreement or in the applicable grant agreement) and will have a term of seven years. The Company also shall grant to you, on the Date of Grant, 50,000 Restricted Stock Units (“RSUs”). The RSUs also will be subject to four-year ratable vesting (except for such earlier vesting as otherwise provided in the Management Agreement or in the applicable grant agreement). The Option and RSUs will be granted under and subject to the terms of the Company’s 1992 Long-Term Incentive Plan (except for Article 13) and in the form of the equity award agreements attached hereto. Any vested RSUs will be settled in the form of shares of common stock delivered to you within fifteen (15) days of vesting. In addition, the Company confirms that the termination of the 1992 Long-Term Incentive Plan will not affect the Option and RSU grants made thereunder.

In addition, the Company shall grant to you, on the Date of Grant, a Performance Share Unit (“PSU”) award with a target value of 50,000 shares of common stock of the Company and a maximum value of 100,000 shares (subject to appropriate adjustment for corporate events). Depending on the Company’s satisfaction of certain performance metrics during the Company’s 2012 fiscal year, as identified in your PSU award agreement, the actual number of units that will be deemed earned may range from zero up to 100,000 (subject to appropriate adjustment for corporate events). The amount of earned shares will be based on the formula in the award agreement and will not be subject to reduction under Section 12(b) of the 2012 Long-Term Incentive Plan. Upon completion of fiscal year 2012 (except for such earlier vesting as otherwise provided in the Management Agreement or in the applicable award agreement), one-quarter of the units that have been earned through satisfaction of the performance metrics will be vested, and the remaining three-quarters of the earned units will vest ratably over the following three years. Each vested unit will be settled in one share of common stock. The PSUs will be granted under and subject to the terms of the Company’s 2012 Long-Term Incentive Plan, which has been adopted by the Board but not yet approved by the Company’s stockholders. If the Company’s stockholders do not approve the 2012 Long-Term Incentive Plan at the 2012 Annual Meeting to be held on February 7, 2012, the PSU award will be rescinded.

Benefits:	During your employment with the Company, you (and your eligible dependents) will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

Business and Other Expenses:	The Company will reimburse you promptly for all business expenses incurred by you in connection with the performance of your duties for the Company, subject to the Company’s normal business expense and travel policies and procedures. In addition, the Company will reimburse you for the legal fees incurred by you in the review and negotiation of this Agreement and related agreements and documentation, subject to a cap of $25,000.00. Such payment or reimbursement will be made within thirty (30) days after submission by you of documentation of such legal fees, but not later than April 30, 2012. Finally, for fiscal year 2012 and each fiscal year thereafter during the Term, the Company shall reimburse you for the reasonable costs associated with financial planning and/or personal income tax preparation and accounting services, subject to the Company’s normal policies and procedures for expense verification and documentation, up to a maximum dollar amount of $25,000.00 per year. Such reimbursement will be made within thirty (30) days after submission by you of appropriate documentation of such fees and expenses.

Vacation:	During your employment with the Company, you will receive vacation time off in accordance with the policies and practices of the Company. Vacation time shall be taken at such times so as not to unduly disrupt the operations of the Company.

Office Location:	Your employment will be based at the Company’s office in San Jose, California. Of course, in your position regular travel will be required in the course of performing your duties and responsibilities as President and Chief Executive Officer of the Company.

Inventions Agreement:	As a condition of your employment with the Company and of receiving payments and benefits in accordance with this Agreement, you will be required to sign the enclosed Proprietary Information and Inventions Agreement (the “PIIA”), the terms of which are incorporated herein by reference.

Change in Control:	In order to provide inducement for you (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, you and the Company will enter into a Management Agreement dated as of January 24, 2012 (the “Management Agreement”), the terms of which are incorporated herein by reference (except that terms defined in the Management Agreement apply only to the use of such terms in the Management Agreement, and terms defined in this Agreement apply only to the use of such terms in this Agreement).

Termination:	Either you or the Company may terminate the employment relationship during the Term or after the Term at any time and for any reason. Upon termination of your employment by either party for any reason, you will promptly resign any and all positions you then hold as officer or director of the Company or any of its affiliates.

Severance:

In case of involuntary termination of your employment by the Company without Cause prior to the end of the Initial Term or prior to the end of any Renewal Term then in effect or in the case of voluntary resignation of your employment for Good Reason prior to the end of the Initial Term or prior to the end of any Renewal Term then in effect (each a “Qualifying Termination”), the Company will pay you as severance pay an amount equal to two (2) times the sum of (a) your annual base salary at the rate in effect on your last day of employment (but in no event less than $675,000.00) plus (b) the annual incentive bonus last paid to you preceding the Qualifying Termination (if the Qualifying Termination occurs prior to your receipt of your incentive bonus under the MIP for the Company’s fiscal year 2012, then the total incentive bonus payment under this subparagraph (b) shall be $450,000.00). In addition, upon a Qualifying Termination, if you (and, if applicable, your eligible dependents), complete and return the forms necessary to elect COBRA continuation coverage to the COBRA administrator for the group health plan in which you participate at the time of your Qualifying Termination, then the Company will provide you and your eligible dependents with COBRA continuation coverage at no cost to you, for a period of eighteen (18) months following the effective date of termination of your employment, provided you remain eligible for COBRA. This continuation coverage will be provided only with respect to your base medical, dental, vision and Employee Assistance Program coverage under the group health plan in which you receive COBRA continuation coverage (and in Minnesota only, this applies to basic life insurance coverage), and shall not apply to any medical expense reimbursement account, dental care plan, vision care plan, or other arrangement for which you may be entitled to COBRA continuation coverage. To the extent necessary in order for you to avoid being subject to tax under section 105(h) of the Code (as defined below) on any payment or reimbursement of group medical, dental or other group health care expenses made to you or for your benefit pursuant to this paragraph, the Company shall impute as taxable income to you an amount equal to the COBRA continuation coverage cost described above.

Payment by the Company of any severance pay or premium reimbursements under this paragraph will be conditioned upon you (1) signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, in the form attached to this Agreement as Exhibit B (as modified for changes required by applicable law), and delivering such signed release to the Company within the period specified in Exhibit B, (2) complying with your obligations under the PIIA or any other written agreement between you and the Company entered into on or after the date of this Agreement and then in effect, (3) cooperating with the Company in the transition of your duties, and (4) agreeing not to disparage or defame the Company, its affiliates, officers, directors, employees, agents, assigns, products or services as set forth in Exhibit B. Subject to your execution and non-revocation of the release in the form attached hereto as Exhibit B and delivery of such signed release within forty-five (45) days after your “separation from service” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same (“Section 409A”) and your compliance with the other conditions identified above, any severance payable to you under this Agreement will be paid to you in a lump sum on the 70th day following your “separation from service” as determined under Section 409A.

For purposes of this Agreement, “Cause” and “Good Reason” have the following definitions:

“Cause” means a determination in good faith by the Board of the existence of one or more of the following: (i) commission by you of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by you related to, connected with or otherwise affecting your employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; (iii) the willful and/or continued failure, neglect, or refusal by you to perform in all material respects your duties with the Company as an employee, officer or director, or to fulfill your fiduciary responsibilities to the Company, which failure, neglect or refusal has not been cured within fifteen (15) days after written notice thereof to you from the Board; or (iv) a material breach by you of the Company’s material policies or codes of conduct or of your material obligations under the PIIA or other written agreement between you and the Company entered into on or after the date of this Agreement and then in effect, which has not been cured within fifteen (15) days after written notice thereof to you from the Board.

“Good Reason” means any one or more of the following occur without your prior written consent: (i) the assignment to you of material duties inconsistent with your status or position as President and Chief Executive Officer of the Company, or other action that results in a material diminution in your status or positions; (ii) the relocation of your principal office for Company business to a location more than fifty (50) miles from the Company’s office in San Jose, California; or (iii) material breach by the Company of any terms or conditions of this Agreement, including, without limitation, your being required to report to someone other than directly to the Board (or the successor of the Board) and removal of you as President or Chief Executive Officer of the Company, which breach has not been caused by you and which has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from you; or (iv) the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, unless this Agreement is otherwise assumed by any successor by operation of law. A termination for Good Reason shall not take effect unless the following provisions are satisfied. You shall notify the Company within ninety (90) days after the later of the occurrence of the event giving rise to Good Reason or your learning of such event, specifying such act or acts. The Company shall have thirty (30) days after such notice has been given to cure such conduct. If the Company fails to cure such condition, then you shall be entitled to resign for Good Reason, provided such resignation shall be no later than 180 days after the occurrence of the event giving rise to your right to so resign.

In the event of termination of your employment by the Company for Cause, resignation by you other than for Good Reason, or termination due to your death or any disability for which you are qualified for benefits under the Company’s group long-term disability program, the Company’s only obligations hereunder shall be those obligations set forth immediately below in this paragraph. For any termination of your employment, you shall be entitled to (i) such compensation and any benefits (including any vested equity awards) as are earned by you or accrued or vested through the date of termination of employment, (ii) reimbursement of your business expenses incurred through the date of termination, subject to the Company’s normal business expense and travel policies and procedures; (iii) payments or benefits due to you pursuant to any applicable plan, policy, arrangement of, or agreement with, the Company or any of its affiliates; and (iv) your rights under the Indemnification Agreement, the Company’s (or any successor’s) charter documents or pursuant to applicable law or to be covered under any applicable directors’ and officers’ insurance policies.

In the event that you receive any payment or benefit under the Management Agreement following termination of your employment, you shall not be entitled to receive a comparable payment or benefit under this Agreement so as to prevent any duplication of any payments or benefits under this Agreement and the Management Agreement.

Indemnification:	The Company will indemnify you in connection with your duties and responsibilities for the Company, as set out in the Indemnification Agreement dated as of the same date as this Agreement (the “Indemnification Agreement”). For purposes of this Agreement and Exhibit B, any reference to “Indemnification Agreement” shall include any current indemnification agreement you have with the Company.

Taxes:	The Company may withhold from any compensation payable to you in connection with your employment such federal, state and local income and employment taxes as the Company shall reasonably determine are required to be withheld pursuant to any applicable law or regulation. You acknowledge and agree that the Company has made no assurances or representations to you regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised you to obtain your own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company or any tax liabilities for you that are the direct result of the Company failing to make payments or to provide other consideration hereunder in accordance with the terms of this Agreement, you shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

No Mitigation/
No Offset:	In the event of any termination of your employment, you shall be under no obligation to seek other employment or otherwise mitigate damages. There shall be no offset against, or any recoupment of, any amounts, benefits or entitlements due to you hereunder on account of any remuneration or other benefit earned or received by you from subsequent employment. As such, Article 13 of the 1992 Long-Term Incentive Plan shall not apply to your awards.

Binding Nature:

As of the date first written above, this Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and their respective successors, assigns, heirs, executors and administrators, except you may not assign your rights or obligations hereunder without the prior written consent of the Company (provided that if you should die while any payment, benefit or entitlement is due to you hereunder, such payment, benefit or entitlement shall be paid to your designated beneficiary, or, if there is no designated beneficiary, to your estate). In addition, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

Applicable Law:	This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota.

Section 409A:	The parties hereto intend that all payments and benefits to be made or provided to you will be paid or provided in compliance with all applicable requirements of Section 409A (as defined above), and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement.

(a) All payments to be made to you hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b) The date of your “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of your termination of employment for purposes of determining the time of payment of any amount that becomes payable to you related to your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c) To the extent any payment or delivery otherwise required to be made to you hereunder on account of your separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if you are a “specified employee” under Section 409A at the time of your separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of your separation from service, or (ii) the date of your death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to you or, if you have died, to your estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.

(d) In the case of any amounts payable to you under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(e) To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which you incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Section 280G:	Section 3 of the Management Agreement is incorporated in full into this Agreement and shall apply to any payment, benefit or entitlement paid or provided to you (or to be paid or so provided) hereunder or otherwise as if such payment, benefit or entitlement had been paid under the Management Agreement.

Notices:	Any notice, request or other communication required under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally, or (ii) two days after having been sent by a recognized courier, provided written acknowledgement of receipt is obtained. Any such notices, requests or other communications shall be given to the Company, at Fair Isaac Corporation, Attn: General Counsel, 901 Marquette Avenue, Suite 3200, Minneapolis, MN 55402, and to you at your home address in the Company’s files (or to any other address the party provides in accordance with this notice provision).

Entire Agreement:	This Agreement, the PIIA, the Indemnification Agreement and the Management Agreement constitute the entire agreement between the parties with respect to the subject matter hereto, and supersede all prior discussions, agreements and negotiations between you and the Company with respect to the subject matter hereof. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and an authorized officer or director of the Company. Any waiver of this Agreement will only be effective if signed by the party against whom the waiver is being enforced (which in the case of the Company shall be an authorized officer or director). No waiver by any party of any breach of any condition or provision of this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

[signature page follows]

We look forward to your joining the Company. If you have any questions about the terms of this Agreement, please contact Rich Deal.

Sincerely,

/s/ Margaret L. Taylor

Margaret (Peggy) Taylor

Compensation Committee Chair

Enclosures:

•	Exhibit A

•	Form of Release attached hereto as Exhibit B

•	Management Agreement

•	Proprietary Information and Inventions Agreement

•	Indemnification Agreement

•	Form of Non-Statutory Stock Option Agreement attached hereto as Exhibit C

•	Form of Restricted Stock Units Agreement attached hereto as Exhibit D

•	Form of Performance Share Units Agreement attached hereto as Exhibit E

I accept and agree to the terms and conditions of employment with Fair Isaac Corporation commencing on January 27, 2012 as set forth above.

/s/ William J. Lansing	January 24, 2012
William J. Lansing	Dated

Exhibit A

Rightnow Technologies

Avangate

Syndero

Exhibit B

RELEASE BY WILLIAM J. LANSING

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me (William J. Lansing) and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the letter agreement between me and FIC dated January 24, 2012, including all of the documents attached to such agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:

1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the California Fair Employment and Housing Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.	all rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;”

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification (and advancement of expenses) from FIC as a current or former officer, director or employee of FIC, including pursuant to the Indemnification Agreement (as defined in the Agreement), or to be covered under any applicable directors’ and officers’ insurance policies; any claims for payments, entitlements or benefits due me under the Agreement or the Management Agreement (as defined in the Agreement), if applicable, subject to any terms or conditions under the Agreement or the Management Agreement, if applicable; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with FIC or pursuant to any long-term incentive or equity plan or award agreement.

Consideration. I am entering into this Release in consideration of FIC’s obligations to provide me certain severance benefits as specified in the Agreement. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.

Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary and appropriate to formalize and complete the applicable corporate records; (ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) unless adverse to my legal interests, be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession. In addition, the Company agrees to reimburse me any expenses incurred by me in connection with such cooperation, including the costs of separate legal representation if such representation is warranted by the circumstances. Any such reimbursements hereunder shall be paid promptly but in all events in accordance with clause (e) of the section entitled “Section 409A” in the Agreement.

My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement and under the Proprietary Information and Inventions Agreement dated January 24, 2012. I will not intentionally defame or disparage the reputation, products, or services of FIC, or the reputation or character of FIC’s directors and senior officers by making a defamatory or disparaging comment which is likely to become public, and I will refrain from making defamatory or disparaging public comments about the Company except upon the express written consent of a senior officer of FIC. Notwithstanding the foregoing, nothing in this paragraph shall prevent me from (x) responding publicly to incorrect, disparaging or derogatory public statements about me to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving the Agreement, the Management Agreement, this Release or any other written agreement between me and FIC or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order me to disclose or make accessible such information.

Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me with respect to My Claims. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so (or waived my right to do so). My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have at least 21 days from the date I received this Release (or at least 21 days after the last day of my employment with FIC, if later) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with FIC it will not be valid and FIC will not be obligated to provide the consideration described in the Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it. I understand that if I rescind this Release FIC will not be obligated to provide the consideration described in the Release.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within 45 days after my separation from service date. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:

Sr. Vice President of Human Resources

Fair Isaac Corporation

901 Marquette Avenue

Suite 3200

Minneapolis, MN 55402

If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, changed or modified except by an instrument in writing signed by an authorized representative of FIC and by me. I also agree that no waiver shall be effective except if made in writing signed by the party giving the waiver (meaning, in the case of FIC, an authorized representative of FIC)

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:
William J. Lansing

Accepted and agreed by

Fair Isaac Corporation

Name:

Title:

Dated: